Exhibit 99.1

DuPont Reports Second Quarter Results

•	2Q19 GAAP EPS from continuing operations of $(1.48); Adjusted EPS of $0.97, up 9 percent versus prior year

•	2Q19 GAAP Income (loss) from continuing operations of $(1.1B); Operating EBITDA of $1.4B

•	Operating EBITDA margins improve 170 basis points on disciplined cost control and higher local price

•	Raises full year pro forma adjusted EPS guidance to $3.75 to $3.85; lowers organic growth to slightly down versus prior year; driving additional cost actions

•	$2 billion share repurchase program authorized upon stand-up as independent company; $250 million repurchased to date

WILMINGTON, Del., Aug. 1, 2019 - DuPont (NYSE: DD) today announced financial results for the second quarter of 2019 and raised its full year guidance for pro forma adjusted EPS to a range of $3.75 to $3.85.
“In the face of weaker than expected market conditions, our teams delivered on our bottom-line commitments by driving both cost and pricing actions resulting in operating EBITDA(1) margin improvement of 170 basis points in the quarter,” said Marc Doyle, DuPont Chief Executive Officer.
“We also improved gross margin by more than 200 basis points with gains in each of our core segments,” Doyle continued. “We delivered these results by continuing to realize the benefits from our cost synergy initiatives, enacting new productivity programs in the face of challenged end markets, and driving higher pricing based on the value-added solutions we deliver.
We saw strength in probiotics, water, safety, aerospace and healthcare end markets where we were able to capitalize on our strong customer relationships and innovative solutions. However, our portfolio is diverse, and our top-line results were impacted by the on-going softness in our short-cycle businesses.”

Second Quarter Results
Net sales for the quarter totaled $5.5 billion, down 7 percent versus the same quarter last year. On an organic basis, net sales were down 3 percent with 2 percent higher pricing being more than offset by 5 percent lower volumes. Currency and portfolio headwinds decreased sales by 3 percent and 1 percent, respectively.

(1) Adjusted EPS, pro forma adjusted EPS, operating EBITDA and pro forma operating EBITDA are non-GAAP measures. See page 7 for further discussion.

GAAP Income (loss) from continuing operations totaled $(1.1 billion), versus pro forma GAAP Income (loss) from continuing operations of $(11) million in the year-ago period. Operating EBITDA was $1.4 billion, flat with pro forma operating EBITDA(1) in the prior year. Operating EBITDA margins improved 170 basis points to 26.0 percent driven by cost synergies and higher local price.
GAAP EPS from continuing operations declined to ($1.48), versus pro forma GAAP EPS from continuing operations in the year-ago period of ($0.02) mostly attributable to goodwill impairment charges of $1.57 per share and an income tax charge of $0.22 per share offset by the absence of costs historically allocated to Dow and Corteva of $0.35 per share. Adjusted EPS(1) increased 9 percent to $0.97, compared with pro forma adjusted EPS in the year-ago period of $0.89 primarily driven by lower depreciation and amortization and a lower share count.
“Our results show our readiness to respond to continuously evolving market conditions,” said Ed Breen, Executive Chairman of DuPont. “We drove productivity actions, significantly improved our margins and began executing immediately on a share repurchase program. This performance-based mindset and commitment to shareholder value starting at the Board level and through each of our businesses is critical as we move forward.”

Second Quarter Segment Highlights
Electronics & Imaging
Electronics & Imaging reported net sales of $858 million, down 7 percent from the year-ago period. Organic sales were down 5 percent driven by lower volumes. Currency was a 2 percent headwind.
Volume gains in Display Technologies were more than offset by softer volumes in Semiconductor Technologies and Interconnect Solutions. Display Technologies volume gains were led by double-digit growth in OLEDs. Within Semiconductor Technologies, weak demand for our products due to high inventory levels in the memory sector, which accounts for about half of our semiconductor volumes, more than offset double-digit growth in semiconductor packaging materials. Within Interconnect Solutions, demand for advanced materials critical for next-generation smartphones remained strong. Despite this strength, overall volumes in Interconnect Solutions was down mid-single digits due to soft circuit board demand.
Operating EBITDA for the segment was $246 million, a decrease of 15 percent from pro forma operating EBITDA of $290 million in the year-ago period, driven primarily by the impact of lower volumes and an unfavorable product mix more than offsetting cost synergies.

Nutrition & Biosciences
Nutrition & Biosciences reported net sales of $1.6 billion, down 4 percent from the year-ago period. Organic sales were flat with the year-ago period with a 1 percent price improvement offset by a 1 percent volume decline; currency and portfolio were headwinds of 3 percent and 1 percent, respectively.
Volume gains in Health & Biosciences were more than offset by softer volumes in Food & Beverage and Pharma Solutions. Health & Biosciences volume gains were led by double-digit growth in probiotics and mid-single digit growth in microbial control. These gains were partially offset by lower bioactives volumes resulting from ongoing challenged conditions in U.S. energy markets. Food & Beverage volumes were lower versus the year-ago period with gains in specialty proteins led by growing demand in plant-based meats more than offset by declines in functional solutions driven by unseasonably cooler weather impacting our dairy market. Pharma Solutions volumes declined low-single digits versus the year-ago period due to capacity constraints, mix enrichment as we shift the portfolio toward higher-margin products and a strong comparison in the prior year. We anticipate both Food & Beverage and Pharma Solutions to return to positive growth in the third quarter. Local price improved across all businesses in the quarter.

Operating EBITDA for the segment was $391 million, an increase of 2 percent from pro forma operating EBITDA of $383 million in the year-ago period with cost synergies and pricing gains more than offsetting higher raw materials costs, currency headwinds and the impact of lower volumes.

Transportation & Industrial
Transportation & Industrial reported net sales of $1.3 billion, down 10 percent from the year-ago period. Organic sales were down 7 percent with a 5 percent price improvement more than offset by a 12 percent volume decline; currency was a 3 percent headwind.
Volumes declined 12 percent due to lower autobuilds, primarily for the China market, weak electronics demand and continued de-stocking in both the automotive and electronics channels. Europe and Asia volumes were down mid-teens as China tariff concerns coupled with inventory destocking impacted demand.
Local price improved across all regions and businesses in the quarter.
Operating EBITDA for the segment was $357 million, a decrease of 11 percent from pro forma operating EBITDA of $402 million in the year-ago period with pricing gains and cost synergies more than offset by the impact from lower volumes and currency headwinds.

Safety & Construction
Safety & Construction reported net sales of $1.3 billion, down 2 percent from the year-ago period. Organic sales increased 5 percent with a 4 percent price improvement and a 1 percent volume gain. The December 2018 divestiture of the European STYROFOAM™ business reduced sales by 4 percent. Currency was a 3 percent headwind.
Local price increased across all businesses and in all regions, led by Safety and Water Solutions.
High-single digit volume gains in the Water Solutions business were mostly offset by lower volumes in the Shelter Solutions business on continued softness in North America residential construction demand. Safety Solutions volumes were flat with the year-ago period driven by capacity constraints in Tyvek® and aramid product lines.
Operating EBITDA for the segment totaled $382 million, an increase of 29 percent from pro forma operating EBITDA of $296 million in the year-ago period. The earnings growth was led by strength in the Water and Safety Solutions businesses driven by local price gains, cost synergies, and productivity improvements more than offsetting a currency headwind.

Non-Core
Non-Core reported net sales of $442 million, down 16 percent from the year-ago period. Organic sales were down 14 percent versus the year-ago period driven by lower volumes; currency was a 2 percent headwind.
Volume declines were driven by weak demand for trichlorosilane due to historically low polysilicon pricing and lower paste sales into electronic component end markets. Volumes in the biomaterials business were lower versus the same quarter last year primarily from a slow-down in the U.S. residential carpet market.
Operating EBITDA for the segment was $99 million, a decrease of 20 percent from pro forma operating EBITDA of $123 million in the year-ago period, primarily driven by lower volumes.

Outlook
“Our team is delivering operating leverage through our financial results which allows us today to raise our full year pro forma adjusted EPS guidance despite expectations of a softer top line,” said Jeanmarie Desmond, Chief Financial Officer of DuPont. “We now expect full year organic sales to be slightly down versus prior year consistent with our expectation that soft demand in our short-cycle businesses extends into the second half. In addition to actions we took in the second quarter, we are taking new cost actions in the second half to mitigate our expected top line headwinds.”

Conference Call
The Company will host a live webcast of its second quarter earnings conference call with investors to discuss its results and business outlook today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast will also be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials, ingredients and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, health and wellness, food and worker safety. More information can be found at www.dupont.com/.

For further information contact:

Investors:
Lori Koch
lori.d.koch@dupont.com
+1 302-999-5631

Media:
Dan Turner
daniel.a.turner@dupont.com
+1 302-996-8372

Cautionary Statement Regarding Forward Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.
On April 1, 2019, the company completed the separation of its materials science business into a separate and independent public company by way of a pro rata dividend-in-kind of all the then outstanding stock of Dow Inc. (the “Dow Distribution”). The company completed the separation of its agriculture business into a separate and independent public company on June 1, 2019, by way of a pro rata dividend-in-kind of all the then outstanding stock of Corteva, Inc. (the “Corteva Distribution”).
Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. All statements about guidance, outlook and estimates, including for the third quarter 2019, full year 2019, additional guidance and any statements denoted by “2019E” are forward-looking statements. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) ability and costs to achieve all the expected benefits from the Dow Distribution and the Corteva Distribution (together, the “Distributions”); (ii) constraints on DuPont’s ability to take strategic action concerning certain levels of assets and businesses under an agreement entered in connection with the Corteva Distribution; (iii) restrictions under intellectual property cross license agreements entered into in connection with the Distributions; (iv) non-compete restrictions agreed in connection with the Distributions; (v) the incurrence of significant costs in connection with the Distributions, including costs to service debt incurred by the company to establish the relative credit profiles of Corteva, Dow and DuPont and increased costs related to supply, service and other arrangements that, prior to the Dow Distribution, were between entities under the common control of DuPont; (vi) risks related to indemnification obligations of Historical DuPont contingent liabilities in connection with the Corteva Distribution (vii) potential liability arising from fraudulent conveyance and similar laws in connection with the Distributions; (viii) disruptions or business uncertainty, including from the Distributions, could adversely impact DuPont's business  or financial performance and its ability to retain and hire key personnel; (ix) uncertainty as to the long-term value of DuPont common stock; (x) potential inability or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade; (xi) uncertainties related to share buybacks including costs, time and ability to complete; and (xii) risks to DuPont's business, operations and results of operations from: failure to develop and market new products and optimally manage product life cycles; ability, cost and impact on business operations, including the supply chain, of responding to changes in market acceptance, rules, regulations and policies and failure to respond to such changes; outcome of significant litigation, environmental matters and other commitments and contingencies; failure to appropriately manage process safety and product stewardship issues; global economic and capital market conditions, including the continued availability of capital and financing, as well as inflation, interest and currency exchange rates; impairment of goodwill or intangible assets especially as to those assets that were stepped up at September 1, 2017 based on merge-related acquisition method of accounting; changes in political conditions, including tariffs, trade disputes and retaliatory actions; the availability of and fluctuations in the cost of raw materials and energy; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could result in a significant operational event for DuPont, adversely impact demand or production; ability to discover, develop and protect new technologies and to protect and enforce DuPont's intellectual property rights; failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management's response to any of the aforementioned factors. These risks are and will be more fully discussed in DuPont's current, quarterly and annual reports and other filings made with the U.S. Securities and Exchange Commission, in each case, as may be amended from time to time in future filings with the SEC. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled "Risk Factors" (Part I, Item 1A) of the company's 2018 Annual Report on Form 10-K as modified by its 2019 quarterly reports on Form 10-Q and current reports on Form 8-K.

Throughout this filing, except as otherwise noted by the context, the terms “DuPont” or “the Company” used herein mean DuPont de Nemours, Inc. and its consolidated subsidiaries. On June 1, 2019, DowDuPont Inc. (“DowDuPont”) changed its registered name to DuPont de Nemours Inc. (“DuPont”) (for certain events prior to June 1, 2019, the Company may be referred to as DowDuPont). Beginning on June 3, 2019, the Company’s common stock began trading on the New York Stock Exchange under the ticker symbol “DD”.
Overview
Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, The Dow Chemical Company and its consolidated subsidiaries (“Historical Dow”) and E. I. du Pont de Nemours and Company and its consolidated subsidiaries (“Historical EID”) each merged with subsidiaries of DowDuPont and as a result, Historical Dow and Historical EID became subsidiaries of DowDuPont (the “Merger”). Prior to the Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the Merger Agreement. Historical Dow was determined to be the accounting acquirer in the Merger and as a result, Historical EID’s assets and liabilities were reflected at fair value as of the close of the Merger.
Effective as of 5:00 p.m. on April 1, 2019, DowDuPont completed the separation of its materials science business into a separate and independent public company by way of a distribution of Dow Inc. (“Dow”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow’s common stock, par value $0.01 per share (the “Dow Common Stock”), to holders of DowDuPont’s common stock, par value $0.01 per share (the “DowDuPont Common Stock”), as of the close of business on March 21, 2019 (the “Dow Distribution”). Dow's historical financial results for periods prior to April 1, 2019 are reflected in DuPont's consolidated financial statements as discontinued operations.
Effective as of 12:01 a.m. on June 1, 2019, DuPont completed the separation of its agriculture business into a separate and independent public company by way of a distribution of Corteva Inc. (“Corteva”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Corteva’s common stock, par value $0.01 per share (the “Corteva Common Stock”), to holders of DuPont de Nemours, Inc.’s common stock, par value $0.01 per share, as of the close of business on May 24, 2019 (the “Corteva Distribution” and, together with the Dow Distribution, the “Distributions”). Corteva's historical financial results for periods prior to June 1, 2019 are reflected in DuPont's consolidated financial statements as discontinued operations.
The statements of operations and pro forma statements of operations (discussed below) included herein include costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with Financial Accounting Standards Codification 205, "Presentation of Financial Statements" ("ASC 205") and thus are reflected in the Company's results of continuing operations. A significant portion of these costs relate to Historical Dow and consist of leveraged services provided through service centers, as well as other corporate overhead costs related to information technology, finance, manufacturing, research & development, sales & marketing, supply chain, human resources, sourcing & logistics, legal and communications, public affairs & government affairs functions. These costs are no longer incurred by the Company following the Distributions.
Following the Corteva Distribution, DuPont holds the specialty products business. In addition, immediately following the Corteva Distribution, on June 1, 2019, DuPont completed a 1-for-3 reverse stock split (the “Reverse Stock Split”) and as a result, DuPont common stockholders now hold one share of common stock of DuPont for every three shares held prior to the Reverse Stock Split. The historical financial information presented herein has been retroactively adjusted to reflect this change.
Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information (the “pro forma financial statements”) is derived from DuPont’s Consolidated interim Financial Statements and accompanying notes, adjusted to give effect to certain events directly attributable to the Distributions and Financings (as defined below). In contemplation of the Distributions and to achieve the respective credit profiles of each of DuPont, Dow, and Corteva, in the fourth quarter of 2018, DowDuPont consummated a public underwritten offer of eight series of senior unsecured notes (the “2018 Senior Notes”) in the aggregate principal amount of $12.7 billion and entered into a term loan agreement consisting of two term loan facilities (the “Term Loan Facilities”) in the aggregate principal amount of $3.0 billion. In May 2019, the funds from the Term Loan Facilities were drawn, along with the issuance of approximately $1.4 billion in commercial paper (the “Funding CP Issuance” together with the 2018 Senior Notes and Term Loan Facilities, the “Financings”). The net proceeds from the Financings together with cash from operations were used to fund cash contributions to Dow and Corteva, and DowDuPont’s $3.0 billion share repurchase program which was completed in the first quarter of 2019 (the “Share Repurchase Program”).

The unaudited pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Distributions and the Financings (collectively the "Transactions"), (2) factually supportable and (3) with respect to the interim Statements of Operations, expected to have a continuing impact on the results. The unaudited pro forma statements of operations for the six months ended June 30, 2019 and for three and six months ended June 30, 2018 give effect to the pro forma events as if they had been consummated on January 1, 2018. There were no pro forma adjustments for the three months ended June 30, 2019.
Restructuring or integration activities or other costs following the Distributions that may be incurred to achieve cost or growth synergies of DuPont are not reflected. The pro forma financial statements provide shareholders with summary financial information and historical data that is on a basis consistent with how DuPont reports current financial information.
The unaudited pro forma financial statements are presented for informational purposes only, and do not purport to represent what DuPont's results of operations or financial position would have been had the Transactions occurred on the dates indicated, nor do they purport to project the results of operations or financial position for any future period or as of any future date.
Non-GAAP Financial Measures
This earnings release includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 12. Non-GAAP measures included in this release are defined as follows:
Pro forma adjusted earnings per common share from continuing operations - diluted, is defined as pro forma earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense associated with intangibles acquired as part of the Merger, after-tax impact of non-operating pension / other post employment benefits (“OPEB”) / charges, and after-tax impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations.
Adjusted earnings per common share from continuing operations - diluted, is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense associated with intangibles acquired as part of the Merger, after-tax impact of non-operating pension / other post employment benefits (“OPEB”)/charges, and after-tax impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations.
Pro forma operating EBITDA, is defined as earnings (i.e. pro forma income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding the impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations and excluding significant items.
Operating EBITDA, is defined as earnings (i.e. income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding the impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations and excluding significant items.
Organic Sales is defined as net sales excluding the impacts of currency and portfolio.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$5,468	$5,857	$10,882	$11,454
Cost of sales	3,496	4,085	7,117	7,890
Research and development expenses	232	270	499	544
Selling, general and administrative expenses	642	768	1,368	1,570
Amortization of intangibles	252	266	508	531
Restructuring and asset related charges - net	137	46	208	99
Goodwill impairment charge	1,175	—	1,175	—
Integration and separation costs	347	428	958	793
Equity in earnings of nonconsolidated affiliates	49	54	89	111
Sundry income (expense) - net	(19)	82	65	(16)
Interest expense	165	—	316	—
(Loss) Income from continuing operations before income taxes	(948)	130	(1,113)	122
Provision for income taxes on continuing operations	155	99	64	164
(Loss) Income from continuing operations, net of tax	(1,103)	31	(1,177)	(42)
Income from discontinued operations, net of tax	566	1,773	1,212	2,983
Net (loss) income	(537)	1,804	35	2,941
Net income attributable to noncontrolling interests	34	35	85	79
Net (loss) income available for DuPont common stockholders	$(571)	$1,769	$(50)	$2,862

Per common share data:
(Loss) Earnings per common share from continuing operations - basic	$(1.48)	$0.03	$(1.59)	$(0.09)
Earnings per common share from discontinued operations - basic	0.72	2.26	1.52	3.78
(Loss) Earnings per common share - basic	$(0.76)	$2.29	$(0.07)	$3.69
(Loss) Earnings per common share from continuing operations - diluted	$(1.48)	$0.03	$(1.59)	$(0.09)
Earnings per common share from discontinued operations - diluted	0.72	2.24	1.52	3.78
(Loss) Earnings per common share - diluted	$(0.76)	$2.27	$(0.07)	$3.69

Weighted-average common shares outstanding - basic	749.0	769.6	749.6	771.0
Weighted-average common shares outstanding - diluted	749.0	774.5	749.6	771.0

DuPont de Nemours, Inc.
Condensed Consolidated Balance Sheets

In millions, except per share amounts (Unaudited)	Jun 30, 2019	Dec 30, 2018
Assets
Current Assets
Cash and cash equivalents	$1,661	$8,548
Marketable securities	8	29
Accounts and notes receivable - net	4,214	3,391
Inventories	4,390	4,107
Other current assets	350	305
Assets of discontinued operations	—	110,085
Total current assets	10,623	126,465
Investments
Investments in nonconsolidated affiliates	1,653	1,745
Other investments	29	28
Noncurrent receivables	36	47
Total investments	1,718	1,820
Property, plant and equipment - net of accumulated depreciation (June 30, 2019 - $4,667; December 31, 2018 - $4,199)	9,806	9,917
Other Assets
Goodwill	33,330	34,496
Other intangible assets	14,150	14,655
Deferred income tax assets	219	178
Deferred charges and other assets	997	134
Total other assets	48,696	49,463
Total Assets	$70,843	$187,665
Liabilities and Equity
Current Liabilities
Short-term borrowings and finance lease obligations	$1,621	$15
Accounts payable	3,020	2,619
Income taxes payable	164	115
Accrued and other current liabilities	1,652	1,129
Liabilities of discontinued operations	—	69,244
Total current liabilities	6,457	73,122
Long-Term Debt	15,608	12,624
Other Noncurrent Liabilities
Deferred income tax liabilities	3,662	3,912
Pension and other post employment benefits - noncurrent	1,102	1,343
Other noncurrent obligations	1,438	764
Total other noncurrent liabilities	6,202	6,019
Total Liabilities	$28,267	$91,765
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2019: 747,443,517 shares; 2018: 784,143,433 shares)	7	8
Additional paid-in capital	51,129	81,976
(Accumulated deficit) Retained earnings	(8,299)	30,257
Accumulated other comprehensive loss	(831)	(12,394)
Unearned ESOP shares	—	(134)
Treasury stock at cost (2019: 0 shares; 2018: 27,817,518 shares)	—	(5,421)
Total DuPont's stockholders' equity	42,006	94,292
Noncontrolling interests	570	1,608
Total equity	42,576	95,900
Total Liabilities and Equity	$70,843	$187,665

DuPont de Nemours, Inc.
Pro Forma Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended		Six Months Ended
	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
	As Reported	Pro Forma [1]	Pro Forma [1]	Pro Forma [1]
Net sales	$5,468	$5,857	$10,882	$11,454
Cost of sales	3,496	4,103	7,139	7,926
Research and development expenses	232	270	499	544
Selling, general and administrative expenses	642	768	1,368	1,570
Amortization of intangibles	252	266	508	531
Restructuring and asset related charges - net	137	46	208	99
Goodwill impairment charge	1,175	—	1,175	—
Integration and separation costs	347	291	785	565
Equity in earnings of nonconsolidated affiliates	49	54	89	111
Sundry income (expense) - net	(19)	82	65	(16)
Interest expense	165	171	345	342
(Loss) Income from continuing operations before income taxes	(948)	78	(991)	(28)
Provision for income taxes on continuing operations	155	89	94	133
(Loss) Income from continuing operations, net of tax	(1,103)	(11)	(1,085)	(161)
Net income (loss) attributable to noncontrolling interests	9	(2)	13	11
Net loss from continuing operations available for DuPont common stockholders	$(1,112)	$(9)	$(1,098)	$(172)

Per common share data:
Loss per common share from continuing operations - basic	$(1.48)	$(0.02)	$(1.47)	$(0.24)
Loss per common share from continuing operations - diluted	$(1.48)	$(0.02)	$(1.47)	$(0.24)

Weighted-average common shares outstanding - basic	749.0	769.6	749.6	771.0
Weighted-average common shares outstanding - diluted	749.0	769.6	749.6	771.0
1. Refer to pages 16 and 17 for additional detail on the pro forma adjustments included in the pro forma statements of operations

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
	As Reported	Pro Forma	As Reported	Pro Forma
Electronics & Imaging	$858	$921	$1,683	$1,785
Nutrition & Biosciences	1,558	1,621	3,093	3,198
Transportation & Industrial	1,269	1,417	2,586	2,795
Safety & Construction	1,341	1,372	2,624	2,636
Non-Core	442	526	896	1,040
Total	$5,468	$5,857	$10,882	$11,454
U.S. & Canada	$1,826	$1,857	$3,602	$3,643
EMEA [1]	1,291	1,492	2,671	2,957
Asia Pacific	2,034	2,178	3,979	4,211
Latin America	317	330	630	643
Total	$5,468	$5,857	$10,882	$11,454

Net Sales Variance by Segment and Geographic Region	Three Months Ended Jun 30, 2019
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year
Electronics & Imaging	—%	(5)%	(5)%	(2)%	—%	(7)%
Nutrition & Biosciences	1	(1)	—	(3)	(1)	(4)
Transportation & Industrial	5	(12)	(7)	(3)	—	(10)
Safety & Construction	4	1	5	(3)	(4)	(2)
Non-Core	—	(14)	(14)	(2)	—	(16)
Total	2%	(5)%	(3)%	(3)%	(1)%	(7)%
U.S. & Canada	1%	(3)%	(2)%	—%	—%	(2)%
EMEA [1]	3	(6)	(3)	(6)	(4)	(13)
Asia Pacific	2	(6)	(4)	(3)	—	(7)
Latin America	4	(3)	1	(4)	(1)	(4)
Total	2%	(5)%	(3)%	(3)%	(1)%	(7)%

Net Sales Variance by Segment and Geographic Region	Six Months Ended Jun 30, 2019
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year
Electronics & Imaging	—%	(4)%	(4)%	(2)%	—%	(6)%
Nutrition & Biosciences	1	(1)	—	(3)	—	(3)
Transportation & Industrial	6	(10)	(4)	(3)	—	(7)
Safety & Construction	4	2	6	(2)	(4)	—
Non-Core	(2)	(10)	(12)	(2)	—	(14)
Total	3%	(4)%	(1)%	(3)%	(1)%	(5)%
U.S. & Canada	1%	(2)%	(1)%	—%	—%	(1)%
EMEA [1]	4	(4)	—	(6)	(4)	(10)
Asia Pacific	2	(5)	(3)	(3)	—	(6)
Latin America	5	(2)	3	(4)	(1)	(2)
Total	3%	(4)%	(1)%	(3)%	(1)%	(5)%

1.	Europe, Middle East and Africa.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Six Months Ended
	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Electronics & Imaging	$246	$290	$534	$567
Nutrition & Biosciences	391	383	744	751
Transportation & Industrial	357	402	730	791
Safety & Construction	382	296	756	622
Non-Core	99	123	193	233
Corporate	(53)	(72)	(105)	(136)
Total	$1,422	$1,422	$2,852	$2,828

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended		Six Months Ended
	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Electronics & Imaging	$5	$6	$8	$13
Nutrition & Biosciences	—	—	—	1
Transportation & Industrial	2	1	2	3
Safety & Construction	7	8	15	13
Non-Core	35	39	64	81
Total	$49	$54	$89	$111

Reconciliation of "Income (loss) from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Six Months Ended
	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
(Loss) income from continuing operations, net of tax	$(1,103)	$(11)	$(1,085)	$(161)
+ Provision for income taxes on continuing operations	155	89	94	133
(Loss) income from continuing operations before income taxes	$(948)	$78	$(991)	$(28)
+ Depreciation and amortization	507	551	1,034	1,102
- Interest income [1]	9	11	49	21
+ Interest expense	165	171	345	342
- Non-operating pension/OPEB benefit [1]	18	28	39	55
- Foreign exchange (losses) gains, net	(17)	53	(78)	(72)
+ Costs historically allocated to the materials science and agriculture businesses [2]	—	352	256	608
- Adjusted Significant items	(1,708)	(362)	(2,218)	(808)
Operating EBITDA	$1,422	$1,422	$2,852	$2,828

1.	Included in "Sundry income (expense) - net."

2.	Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Jun 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$(948)	$(1,112)	$(1.48)
Less: Significant items
Integration and separation costs [4]	(347)	(255)	(0.34)	Integration and separation costs
Restructuring and asset related charges - net [5]	(138)	(105)	(0.14)	Restructuring and asset related charges
Goodwill impairment charge	(1,175)	(1,173)	(1.57)	Goodwill impairment charge
Income tax related item	(48)	(167)	(0.22)	Sundry income (expense) - net; Provision for income taxes on continuing operations
Total significant items	$(1,708)	$(1,700)	$(2.27)
Less: Merger-related amortization of intangibles	(199)	(157)	(0.21)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	18	20	0.03	Sundry income (expense) - net
Adjusted results (non-GAAP)	$941	$725	$0.97

Significant Items Impacting Pro Forma Results for the Three Months Ended Jun 30, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results (GAAP)	$78	$(9)	$(0.02)
Less: Significant items
Integration and separation costs [4]	(291)	(237)	(0.31)	Integration and separation costs
Restructuring and asset related charges - net [5]	(46)	(38)	(0.05)	Restructuring and asset related charges
Merger-related inventory step-up amortization [6]	(4)	(1)	—	Cost of sales
Net loss on divestitures and changes in joint venture ownership	(21)	(16)	(0.02)	Sundry income (expense) - net
Total significant items	$(362)	$(292)	$(0.38)
Less: Merger-related amortization of intangibles	(207)	(163)	(0.21)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	28	22	0.03	Sundry income (expense) - net
Less: Costs historically allocated to the materials science and agriculture businesses [7]	(352)	(271)	(0.35)	Cost of sales; Research and development expense; Selling, general and administrative expenses
Adjusted pro forma results (non-GAAP)	$971	$695	$0.89
1. (Loss) Income from continuing operations before income taxes.
2. Net (loss) income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. Earnings (loss) per common share from continuing operations - diluted.
4. Integration and separation costs related to post-Merger integration activities and activities related to the Distributions.
5. Includes Board approved restructuring plans and asset related charges, which include other asset impairments.
6. Includes the fair value step-up in Historical DuPont's inventories as a result of the Merger.
7. Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Six Months Ended Jun 30, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results (GAAP)	$(991)	$(1,098)	$(1.47)
Less: Significant items
Integration and separation costs [4]	(785)	(600)	(0.80)	Integration and separation costs
Restructuring and asset related charges - net [5]	(210)	(160)	(0.21)	Restructuring and asset related charges
Goodwill impairment charge	(1,175)	(1,173)	(1.57)	Goodwill impairment charge
Income tax related item	(48)	(105)	(0.14)	Sundry income (expense) - net; Provision for income taxes on continuing operations
Total significant items	(2,218)	(2,038)	(2.72)
Less: Merger-related amortization of intangibles	(399)	(314)	(0.42)	Amortization of Intangibles
Less: Non-op pension / OPEB benefit	39	37	0.04	Sundry income (expense) - net
Less: Costs historically allocated to the materials science and agriculture businesses [6]	(256)	(197)	(0.26)	Cost of sales; Research and development expense; Selling, general and administrative expenses
Adjusted pro forma results (non-GAAP)	$1,843	$1,414	$1.89

Significant Items Impacting Pro Forma Results for the Six Months Ended Jun 30, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results (GAAP)	$(28)	$(172)	$(0.24)
Less: Significant items
Integration and separation costs [4]	(565)	(459)	(0.60)	Integration and separation costs
Restructuring and asset related charges - net [5]	(99)	(80)	(0.10)	Restructuring and asset related charges
Merger-related inventory step-up amortization [7]	(73)	(62)	(0.08)	Cost of sales
Net loss on divestitures and changes in joint venture ownership	(21)	(16)	(0.02)	Sundry income (expense) - net
Income tax related items [8]	(50)	(145)	(0.19)	Sundry income (expense) - net; Provision for income taxes on continuing operations
Total significant items	(808)	(762)	(0.99)
Less: Merger-related amortization of intangibles	(415)	(326)	(0.42)	Amortization of Intangibles
Less: Non-op pension / OPEB benefit	55	44	0.06	Sundry income (expense) - net
Less: Costs historically allocated to the materials science and agriculture businesses	(608)	(468)	(0.61)	Cost of sales; Research and development expense; Selling, general and administrative expenses
Adjusted pro forma results (non-GAAP)	$1,748	$1,340	$1.72
1. Income from continuing operations before income taxes.
2. Net (loss) income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. Earnings per common share from continuing operations - diluted.
4. Integration and separation costs related to post-Merger integration activities and activities related to the Distributions.
5. Includes Board approved restructuring plans and asset related charges, which includes other asset impairments.
6. Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.
7. Includes the fair value step-up in Historical DuPont's inventories as a result of the Merger.
8. Includes a foreign exchange loss related to adjustments to Historical EID's foreign currency exchange contracts as a result of U.S. tax reform.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Reconciliation of Adjusted Earnings Per Share (EPS) Outlook
The reconciliation below represents the Company's outlook of earnings per common share from continuing operations - diluted (GAAP) to Adjusted earnings per common share from continuing operations - diluted (non-GAAP). The U.S. GAAP Outlooks in the table below are forward looking and as such are inherently difficult to predict and estimate. The U.S. GAAP Outlooks do not include estimates of certain possible future events as the Company is not able to predict with reasonable certainty the occurrence, timing or ultimate outcome of certain future events, including contingent liabilities related to litigation, environmental and indemnifications matters; asset sales, mergers, acquisitions, divestitures or other portfolio related actions; impairments and discrete tax items, that could have a material impact on U.S. GAAP results for the Outlook periods.

Adjusted Earnings Per Share (EPS) Outlook	Three Months Ended Sept 30, 2019	Three Months Ended Sept 30, 2018	Full Year Ended Dec 31, 2019	Twelve Months Ended Dec 31, 2018
	Outlook	Pro Forma[4]	Outlook Pro Forma	Pro Forma[4]
Earnings (loss) per common share from continuing operations - diluted (GAAP)	$ 0.62 - 0.72	$0.09	$ (0.18) - 0.02	$0.21
Less: Significant items benefit (charge) [1]	(0.13) - (0.08) [1]	(0.43)	(2.93) - (2.83) [1]	(2.07)
Less: Merger-related amortization of intangibles [2,3]	(0.21)	(0.21)	(0.84)	(0.83)
Less: Non-op pension / OPEB benefit [2]	0.02	0.03	0.10	0.10
Less: Costs historically allocated to the materials science and agriculture businesses [2]	—	(0.24)	(0.26)	(1.04)
Adjusted earnings per share from continuing operations - diluted (Non - GAAP)	$ 0.94 - 0.99	$0.94	$ 3.75 - 3.85	$4.05
1. Includes the Company’s best estimate of integration costs related to the Merger and Distributions for the Outlook periods noted. The Outlook for the full year 2019 includes the net charges for significant items recorded by the Company through June 30, 2019.
2. Amounts represent the Company's best estimate.
3. Merger related amortization of intangibles equals the amortization of Historical EID intangibles.
4. As reflected in the Company's Form 8-K filed with the SEC on June 7, 2019.

DuPont de Nemours, Inc.
Supplemental Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Combined Statement of Income	Three Months Ended June 30,
	2018
In millions, except per share amounts	DuPont [1]	Pro Forma Adjustments[2]	Pro Forma
Net sales	$5,857	$—	$5,857
Cost of sales	4,085	18	4,103
Research and development expenses	270	—	270
Selling, general and administrative expenses	768	—	768
Amortization of intangibles	266	—	266
Restructuring and asset related charges - net	46	—	46
Integration and separation costs	428	(137)	291
Equity in earnings of nonconsolidated affiliates	54	—	54
Sundry income (expense) - net	82	—	82
Interest expense	—	171	171
Income (Loss) from continuing operations before income taxes	130	(52)	78
Provision (Credit) for income taxes on continuing operations	99	(10)	89
Income (Loss) from continuing operations, net of tax	31	(42)	(11)
Net loss attributable to noncontrolling interests	(2)	—	(2)
Net income (loss) from continuing operations attributable to DuPont	$33	$(42)	$(9)

Per common share data:
Loss per common share from continuing operations - basic	$(0.03)		$(0.02)
Loss per common share from continuing operations - diluted	$(0.03)		$(0.02)

Weighted-average common shares outstanding - basic	769.6		769.6
Weighted-average common shares outstanding - diluted	774.5		769.6

1.	See the U.S. GAAP interim Consolidated Statements of Operations.

2.
Certain pro forma adjustments were made to illustrate the estimated effects of the Transactions, assuming that the Transactions had occurred on January 1, 2018. The pro forma adjustments are consistent with those identified and disclosed in the Company's Current Report on Form 8-K filed with the SEC on June 7, 2019. The adjustments include the impact to "Cost of sales" of different pricing than historical intercompany and intracompany practices related to various supply agreements entered into in connection with the Dow Distribution, adjustments to "Integration and separation costs" to eliminate one time transaction costs directly attributable to the Distributions, and adjustments to "Interest expense" to reflect the impact of the Financings.

DuPont de Nemours, Inc.
Supplemental Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Combined Statement of Operations	Six Months Ended June 30,
	2019			2018
In millions, except per share amounts	DuPont [1]	Pro Forma Adjustments[2]	Pro Forma	DuPont [1]	Pro Forma Adjustments[2]	Pro Forma
Net sales	$10,882	$—	$10,882	$11,454	$—	$11,454
Cost of sales	7,117	22	7,139	7,890	36	7,926
Research and development expenses	499	—	499	544	—	544
Selling, general and administrative expenses	1,368	—	1,368	1,570	—	1,570
Amortization of intangibles	508	—	508	531	—	531
Restructuring and asset related charges - net	208	—	208	99	—	99
Goodwill impairment charge	1,175	—	1,175	—	—	—
Integration and separation costs	958	(173)	785	793	(228)	565
Equity in earnings of nonconsolidated affiliates	89	—	89	111	—	111
Sundry income (expense) - net	65	—	65	(16)	—	(16)
Interest expense	316	29	345	—	342	342
(Loss) income from continuing operations before income taxes	(1,113)	122	(991)	122	(150)	(28)
Provision (Credit) for income taxes on continuing operations	64	30	94	164	(31)	133
(Loss) income from continuing operations, net of tax	(1,177)	92	(1,085)	(42)	(119)	(161)
Net income attributable to noncontrolling interests	13	—	13	11	—	11
Net (loss) income from continuing operations attributable to DuPont	(1,190)	92	(1,098)	(53)	(119)	(172)

Per common share data:				-
Loss per common share from continuing operations - basic	$(1.59)		$(1.47)	$(0.09)		$(0.24)
Loss per common share from continuing operations - diluted	$(1.59)		$(1.47)	$(0.09)		$(0.24)

Weighted-average common shares outstanding - basic	749.6		749.6	771.0		771.0
Weighted-average common shares outstanding - diluted	749.6		749.6	771.0		771.0

1.	See the U.S. GAAP interim Consolidated Statements of Operations.

2.
Certain pro forma adjustments were made to illustrate the estimated effects of the Transactions, assuming that the Transactions had occurred on January 1, 2018. The pro forma adjustments are consistent with those identified and disclosed in the Company's Current Report on Form 8-K filed with the SEC on June 7, 2019. The adjustments include the impact to "Cost of sales" of different pricing than historical intercompany and intracompany practices related to various supply agreements entered into in connection with the Dow Distribution, adjustments to "Integration and separation costs" to eliminate one time transaction costs directly attributable to the Distributions, and adjustments to "Interest expense" to reflect the impact of the Financings.